Exhibit 99.1

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. COMPLETES $18 MILLION OFFERING OF SERIES B PREFERRED STOCK AND WARRANTS

Virginia Beach, VA – April 29, 2014 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a company specializing in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties, has completed its previously announced public offering of Series B Convertible Preferred Stock (“Preferred Stock”) and Warrants to purchase common stock (the “Warrants”). The financing closed on April 29, 2014, and has generated gross proceeds of $18 million.

Jon S. Wheeler, Chairman and Chief Executive Officer commented, “We are delighted with the outcome of this offering and the response it received. We believe that there is a steady pipeline of properties available in the secondary and tertiary markets and expect to maximize the use of the proceeds raised. We will continue to invest in properties that fit our acquisition criteria of ‘necessity based’ shopping centers that are acquired under favorable terms, therefore adding value for our shareholders. We feel that this offering has provided additional opportunities for the Company and its shareholders to benefit and I appreciate all those that have contributed.”

The Company intends to use a portion of the net proceeds from the offering to acquire three properties, as described in the prospectus related to this offering which is available through the SEC’s website at www.sec.gov. The Company will use the remaining proceeds towards the purchase of future acquisitions and general working capital.

The Preferred Stock and Warrants will begin trading Wednesday, April 30, 2014 on the Nasdaq Capital Market under the symbols “WHLRP” and “WHLRW”, respectively.

Maxim Group LLC and Newbridge Securities Corporation acted as joint book-running managers of the offering. National Securities Corporation and MLV & Co. were the lead managers of the offering.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Wheeler Real Estate Investment Trust Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States.

Wheeler Real Estate Investment Trust Inc. April 29, 2014	Page 2

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-looking statement

This press release includes forward-looking statements regarding the financing plans of the Company, including statements related to Wheeler’s offering of Preferred Stock and Warrants. Any statement describing the Company’s expectations, financial or other projections is a forward-looking statement and should be considered an at-risk statement. Specifically, statements herein relating to the Company’s contemplated and other potential future property acquisitions are forward-looking statements. Such statements are subject to certain risks and uncertainties. Wheeler’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are not historical facts but are the intent, belief or current expectations of management based on its knowledge and understanding of the business and industry. As a result, investors are cautioned not to rely on these forward-looking statements. These and other risks concerning Wheeler are described in additional detail in the Company’s annual report on Form 10-K for the year ended December 31, 2013, which is on file with the SEC. Copies of these and other documents are available from the Company.

CONTACT:	-OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust Inc.		The Equity Group Inc.
Robin Hanisch		Terry Downs
Corporate Secretary		Associate
(757) 627-9088 / robin@whlr.us		(212) 836-9615 / tdowns@equityny.com

Adam Prior
Senior Vice-President
(212) 836-9606 / aprior@equityny.com